Exhibit 99.2

Jay S. Moore, Director of Communications (276) 629-6450 - Phone (276) 629-6418 - Fax jsmoore@bassettfurniture.com

Bassett Furniture Industries, Inc.
P.O. Box 626	Barry Safrit, V.P., CFO
Bassett, VA 24055	(276) 629-6757 – Investors
www.bassettfurniture.com	(276) 629-6332 – Fax

For Immediate Release

BASSETT FURNITURE ANNOUNCES FURTHER CONSOLIDATION OF WOOD PRODUCTION

(Bassett, VA) —September 29, 2005: Bassett Furniture Industries, Inc. announced today plans to cease operations at its wood manufacturing facility in Mount Airy, N.C. The closure of the 540,000 square foot facility, located on Sheep Farm Road, will occur in the next 60 days and affect approximately 300 employees or 15 percent of the Company’s workforce. The Company plans to move production of certain products from the Mount Airy facility to its wood facility in Bassett, Va., with the remaining product being imported. During 2005, like most of the U.S. furniture industry, Bassett has continued to experience a shift in demand from its domestically produced wood products to imported wood products.

“This decision will result in increased capacity utilization in our Bassett plant” said Robert H. Spilman Jr., president and chief executive officer. “We also believe this decision will strengthen our remaining operations and provide better opportunities to be more efficient and competitive while maintaining the quality of our products. We will continue to pursue a blended manufacturing strategy with domestic production focused on customized products and certain core bedroom groups that can be delivered to the consumer quickly, and with the majority of major collections being imports.”

At current product demand levels, the Company expects savings from reduced labor and fixed operating expenses of $4.0 to $5.0 million annually once this transition is complete.

“We recognize that our employees at this facility have worked hard to meet the Company’s goals and this decision is in no way a reflection upon them,” said Mr. Spilman. “Our employees in Mount Airy have been extremely dedicated and loyal employees for many years and we will provide them with assistance to make the transition as smooth as possible under the circumstances.”

In connection with the closing of the Mount Airy facility, the Company will record a fourth quarter pre-tax restructuring and impairment charge of approximately $2.0 to $3.0 million or $0.10 to $0.16 per share after tax, approximately half of which will be non-cash in nature.

To aid in the transition of those employees affected by the closing of the plant, the Company has arranged for placement services to be provided by the North Carolina Employment Security Commission. Bassett also plans to file a petition with the U.S. Department of Labor’s Division of Trade Adjustment Assistance to establish eligibility for assistance for the displaced employees.

With the closing of the Mount Airy facility, the Company will employ approximately 1,700 people and operate two wood furniture plants, one upholstery furniture plant, one supply plant and one contemporary upholstery facility, all located in Virginia and North Carolina. The Company also owns and operates 27 of the 127 stores in the Bassett Furniture Direct store program.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With more than 125 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2005, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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